Exhibit 99.1

Parks! America, Inc.

Strategic Growth Committee Charter

Purpose

The Strategic Growth Committee shall assist the Board of Directors in fulfilling its oversight responsibilities related to the strategic growth and development of the Company consistent with the Board’s long-term goals. The Committee will lead the development of a strategic plan to be updated periodically and serve as a guide for Company’s direction and goal setting. From time to time, the Committee may also be responsible for managing the process of recruitment and providing recommendations to the Board for the hiring of key Company personnel.

Membership

The Board will appoint the Committee chair, co-chair and members and each will serve a term of one year. The Board may fill vacancies on the Committee and may remove a member from the Committee at any time without cause.

The Committee shall have a minimum of three members and a maximum of five members. The Committee is closed to non-members of the Board and the public.

Authority

The Committee has no expressed or implied power or authority.

Responsibilities

-	Participate in the development of a forward-looking strategic plan for the Company including but not limited to growth strategy, financial strategy and potential mergers, acquisitions, and divestitures.

-	Assist in the vetting of key positions within the executive leadership team, including CEO, COO and CFO and provide recommendations to the Board.

Meetings

The Committee will meet at least quarterly and more often as needed. A majority of the Committee members shall constitute a quorum. The Committee chair will keep a copy of the Committee meeting minutes and forward a copy to the Board secretary. The Committee chair may invite any director, officer, staff member, expert or other advisor who isn’t a member of the Committee to attend, but these individuals have no voting power.

The Committee will review its charter at least biannually and recommend any proposed changes to the Board for review.

This charter was written by Lisa Brady and approved by the Board as of May 31, 2022.